Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-268478, etc.) and Form S-8 (No. 333-269036) of Granite Ridge Resources, Inc. of our reports dated March 5, 2026, with respect to the consolidated financial statements of Granite Ridge Resources, Inc. and the effectiveness of internal control over financial reporting, included in this Annual Report on Form 10-K for the year ended December 31, 2025 and 2024, and for each of the three years in the three-year period ended December 31, 2025.

/s/ Forvis Mazars, LLP

Dallas, Texas
March 5, 2026